EXHIBIT 99.4

Investor Contact:    Bill Fiske

Georgeson

212-440-9128 or

877-278-4774 toll free

FOR IMMEDIATE RELEASE

Asta Funding, Inc.’s Board of Directors Reaffirms Recommendation that Shareholders Reject

Amended Unsolicited Tender Offer

Englewood Cliffs, New Jersey, April 21, 2016 — Asta Funding, Inc. (NASDAQ: ASFI) (“Asta” or the “Company”) today announced that its Board of Directors, after careful consideration of the amendment to the unsolicited tender offer announced by MPF Investco 4, LLC’s, a direct, wholly-owned subsidiary of The Mangrove Partners Master Fund, Ltd. (“Mangrove”), unanimously reaffirmed its recommendation to shareholders that they reject the unsolicited tender offer, as it is not in the best interests of the Company’s shareholders.

On April 15, Mangrove amended its previously announced unsolicited tender offer to acquire up to 3,000,000 shares of common stock of Asta, increasing the price per share from $9.00 per share to $9.50 per share, and extending the expiration date to May 9, 2016. In addition, the amendment added certain additional conditions to Mangrove’s obligation to consummate its offer.

In reaffirming its recommendation, the Board noted that, even with the increased price per share offered by Mangrove, it remained at the bottom of the range offered in the Company’s self-tender, which is structured as a “Dutch Auction”. The price range in the Company’s self-tender for 3,000,000 shares is $9.50-$10.25, and the Company’s offer expires on May 12, 2016. The Board also noted that the Company’s self-tender would be more beneficial for the shareholders of the Company who elect not to tender. As a result of Asta’s self-tender, all shares purchased will be retired. This will reduce the number of outstanding Company common shares, while increasing the book value per share and the earnings per share. For example, Asta estimates that if it purchases 3,000,000 shares at a price of $9.90 per share (the approximate mid-point of the issuer tender offer), the book value per remaining share will increase by 11.6% from $14.49 to $16.17 as of December 31, 2015, and earnings per share as of December 31, 2015 would increase by $0.19 per share. Asta believes an increase in book value and earnings per share will likely have a positive impact of the market price of Asta’s common stock.

“Our Board of Directors unanimously reaffirmed its prior conclusion that the Mangrove offer is not in the best interests of the Company’s shareholders, and its recommendation that shareholders reject the Mangrove offer.” said Gary Stern, President and Chief Executive Officer. “Our Board remains confident in the future of the Company.”

About Asta

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is engaged in several business segments in the financial services industry including structured settlements through our 100% owned subsidiary CBC Settlement Funding, LLC (www.cbcsettlementfunding.com.), funding of personal injury claims, through our 80% owned subsidiary Pegasus Funding, LLC, social security and disability benefit advocates through our wholly owned subsidiary GAR Disability Advocates , LLC and the business of managing for its own account the servicing of distressed consumer receivables with the concentration of acquiring consumer receivables in the international sector. For additional information, please visit our website at http://www.astafunding.com.

Forward-Looking Statements

All statements in this new release other than statements of historical facts, including without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objective of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,”

“anticipates,” or “believes” or the negative thereof, or any variation thereon, or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors which could materially affect our results and our future performance include, without limitation, our ability to purchase defaulted consumer receivables at appropriate prices, changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables, our ability to employ and retain qualified employees, changes in the credit or capital markets, changes in interest rates, deterioration in economic conditions, negative press regarding the debt collection industry which may have a negative impact on a debtor’s willingness to pay the debt we acquire, and statements of assumption underlying any of the foregoing, as well as other factors set forth under “Item 1A. Risk Factors” in our annual report on Form 10-K for the year ended September 30, 2015 and other filings with the SEC. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise any forward-looking statements.

Important Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. Asta has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (the “SEC”) with respect to Mangrove’s unsolicited exchange offer. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THESE AND OTHER DOCUMENTS (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These documents, including any solicitation statement (and amendments or supplements thereto) and other documents filed by Asta with the SEC, will be available for no charge at the SEC’s website at http://www.sec.gov and at the investor relations section of Asta’s website at http://www.Astafunding.com. Copies may also be obtained by contacting Asta’s Investor Relations by mail at 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632 or by telephone at (201) 567-5648.